UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to Rule 14a-12

AUBURN NATIONAL BANCORPORATION, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 9, 2007

TO OUR SHAREHOLDERS:

You are cordially invited to attend the 101st Annual Meeting of Shareholders of Auburn National Bancorporation, Inc., to be held at the AuburnBank Center, 132 North Gay Street, Auburn, Alabama, on Tuesday, May 8, 2007, at 3:00 p.m., Local Time (the “Meeting”).

The Notice of Meeting, Proxy Statement, Proxy, and our 2006 Annual Report to Shareholders are enclosed. We hope you can attend and vote your shares in person. In any case, please complete the enclosed Proxy and return it to us. This action will ensure that your preferences will be expressed on the matters that are being considered. If you attend the Meeting, you may vote your shares in person even if you have previously returned your Proxy.

Prior to the meeting, a reception will be held from 2:30 p.m. until 3:00 p.m. in the AuburnBank Center. We hope you can join us!

We thank you for your support this past year, and we encourage you to review our Annual Report. If you have any questions about the Proxy Statement or the Annual Report, please call or write us.

Sincerely,

/s/ E. L. Spencer, Jr.
E. L. Spencer, Jr. Chairman of the Board and Chief Executive Officer

AUBURN NATIONAL BANCORPORATION, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 8, 2007

Notice is hereby given that the 2007 Annual Meeting of Shareholders of Auburn National Bancorporation, Inc. (the “Company”) will be held at the AuburnBank Center, 132 North Gay Street, Auburn, Alabama, on Tuesday, May 8, 2007, at 3:00 p.m., Local Time (collectively, with any adjournments or postponements thereof, the “Meeting”), for the following purposes:

1.	Elect Directors. To elect 10 directors to the Board of Directors; and

2.	Other Business. To transact such other business as may properly come before the Meeting.

Only shareholders of record at the close of business on March 9, 2007, are entitled to notice of and to vote at the Meeting. All shareholders, whether or not they expect to attend the Meeting in person, are requested to complete, date, sign and return the enclosed Proxy in the accompanying envelope.

Also enclosed is a copy of the Company’s 2006 Annual Report.

By Order of the Board of Directors

/s/ C. Wayne Alderman
C. Wayne Alderman Secretary

April 9, 2007

PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY TO THE TRANSFER AGENT IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON BY WRITTEN BALLOT IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

OF

AUBURN NATIONAL BANCORPORATION, INC.

To Be Held May 8, 2007

INTRODUCTION

General

This Proxy Statement is being furnished to the shareholders of Auburn National Bancorporation, Inc. (the “Company”), a Delaware corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), in connection with the solicitation of proxies by the Company’s Board of Directors from holders of the outstanding shares of the Company’s $.01 par value Common Stock (“Common Stock”) for the 2007 Annual Meeting of Shareholders of the Company (collectively, with any adjournments or postponements, the “Meeting”). Unless the context otherwise requires, the term “Company” includes the Company’s subsidiary, AuburnBank (the “Bank”). The Company’s Common Stock is listed on the Nasdaq Capital Market under the symbol “AUBN.”

The Meeting is being held to consider and vote upon: (i) the election of 10 directors to the Board of Directors and (ii) such other matters as may properly come before the Meeting.

The Company’s Board of Directors knows of no business that will be presented for consideration at the Meeting other than the matters described in this Proxy Statement.

This Proxy Statement and the Proxy are first being mailed on or about April 9, 2007, to Company shareholders of record as of the close of business on March 9, 2007 (the “Record Date”). The Company’s 2006 Annual Report (the “Annual Report”), including financial statements for the fiscal year ended December 31, 2006, accompanies this Proxy Statement.

Each shareholder is entitled to one vote on each proposal per share of Common Stock held as of the Record Date. In determining whether a quorum exists at the Meeting for purposes of all matters to be voted on, all votes “for” or “against,” as well as all abstentions (including votes to withhold authority to vote in certain cases), will be counted as shares present, and a quorum will exist if a majority of the shares outstanding and entitled to vote at the meeting are present. Under Delaware law, the vote required for the election of directors is a plurality of the votes cast by the shares present, in person or or by proxy, at the Meeting, provided a quorum is present. Consequently, with respect to the election of directors, abstentions and broker non-votes will not be counted in determining whether the proposal has received the requisite number of votes for approval.

The Company’s principal executive offices are located at 100 N. Gay Street, Auburn, Alabama 36830, and its telephone number is (334) 821-9200. The Company maintains an Internet website at www.auburnbank.com.

Record Date, Solicitation and Revocability of Proxies

The Record Date for the Meeting has been set as the close of business on March 9, 2007. Accordingly, only holders of record of shares of Common Stock on the Record Date will be entitled to vote at the Meeting. At the close of business on such date, there were approximately 3,735,703 shares of Common Stock issued and outstanding, which were held by approximately 438 shareholders of record.

Shares of Common Stock represented by a properly executed Proxy, if such Proxy is received in time and is not revoked, will be voted at the Meeting in accordance with the instructions indicated in such Proxy. If no instructions are indicated, such shares of Common Stock will be voted “FOR” the election of all nominees for director named in the Proxy, and in the discretion of the proxy holder with respect to any other proper matters that may come before the Meeting.

A shareholder who has given a Proxy may revoke it at any time prior to its exercise at the Meeting by either (i) giving written notice of revocation to the Company’s Secretary, (ii) properly submitting to the Company a duly executed Proxy bearing a later date, or (iii) appearing in person at the Meeting and voting in person by written ballot. All written notices of revocation or other communications with respect to revocation of Proxies should be addressed as follows: Auburn National Bancorporation, Inc., P.O. Box 3110, Auburn, Alabama 36831-3110, Attention: C. Wayne Alderman, Secretary.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

The Meeting is being held to elect 10 directors to serve on the Company’s Board of Directors for one-year terms of office expiring at the Company’s next scheduled annual meeting of shareholders and until their successors have been elected and qualified. All of the nominees for director are presently directors of the Company.

Proxies cannot be voted for a greater number of persons than the number of nominees specified herein. Cumulative voting for directors is not permitted. All shares represented by valid Proxies received and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the Proxies will be voted for the election of the 10 nominees listed below. In the unanticipated event that any nominee is unable to serve, the persons designated as proxy holders will cast votes for the remaining nominees and for such other replacements as may be nominated by the Company’s Board of Directors.

The nominees have been nominated by the Company’s Board of Directors based on the recommendation of the Nominating and Corporate Governance Committee, and the Board unanimously recommends a vote “FOR” the election of all ten nominees listed below.

Information about Nominees for Director

The following table sets forth the name and age of each nominee for director, a brief description of his or her principal occupation and business experience, certain other directorships and how long he or she has been a director for the Company or the Bank. Except for Mr. E. L. Spencer, Jr. and Mr. Dumas, none of the nominees is employed by the Company or the Bank or any entity that is an affiliate of the Company or the Bank.

Name, Principal Occupation, Business Experience, and Age	Director Since
C. Wayne Alderman	2004
Director of the Bank since 1993; Director of Financial Operations of the Bank since 2000; Dean of Enrollment Services and former Dean, College of Business, Auburn University; employed by Auburn University since 1979. Dr. Alderman is 56.

Terry W. Andrus	1998
Director of the Bank since 1991; President and Chief Executive Officer of the East Alabama Medical Center since 1984; Director of Blue Cross/Blue Shield of Alabama. Mr. Andrus is 55.

Robert W. Dumas	2001
Director of the Bank since 1997; Chief Executive Officer and President of the Bank since 2001; President and Chief Lending Officer of the Bank from 1998 to 2001; employed by the Bank since 1984. Mr. Dumas is 53.

J. E. Evans	1997
Director of the Bank since 1986; Owner of Evans Realty, a property management company specializing in Multi-family residential rental property, since 1970; President of J&L Contractors, Inc. since 1976. Mr. Evans is 65.

William F. Ham, Jr.	2004
Director of the Bank since 1993; Mayor of City of Auburn since 1998; owner of Varsity Enterprises, a company providing full line vending and coin laundry services, since 1977. Mr. Ham is 53.

Name, Principal Occupation, Business Experience, and Age	Director Since
David E. Housel	2004
Director of the Bank since 1997; Director of Athletics Emeritus at Auburn University since January 2005; Director of Athletics at Auburn University from 1994 to January 2005; employed by Auburn University since 1970. Mr. Housel is 60.

Anne M. May	1990
Director of the Bank since 1982; Partner, Machen, McChesney & Chastain, Certified Public Accountants, since 1983. Ms. May is 56.

E. L. Spencer, Jr.	1984
Director of the Bank since 1975; Chairman of the Company’s and Bank’s Board of Directors since 1984 and 1980, respectively; Chief Executive Officer and President of the Company since 1990; formerly Chief Executive Officer and President of the Bank from 1990-2000; Director of East Alabama Medical Center; father of Edward Lee Spencer, III. E. L. Spencer, Jr. is 76.

Edward Lee Spencer, III	2004
Director of the Bank since 1991; former Vice President, Spencer Lumber Company; employed by Spencer Lumber Company from 1973 to 2006. Son of E. L. Spencer, Jr. Edward Lee Spencer, III is 51.

Emil F. Wright, Jr.	1984
Director of the Bank since 1973; Vice Chairman of the Company and the Bank since 1991; former attorney practicing with Samford, Denson, Horsley, & Pettey; former ophthalmologist practicing with the Medical Arts Eye Clinic 1971-1998. Dr. Wright is 70.

ADDITIONAL INFORMATION CONCERNING THE COMPANY’S

BOARD OF DIRECTORS AND COMMITTEES

Director Nominating Process

The Nominating and Corporate Governance Committee, in consultation with the Chairman of the Board, monitors existing director qualifications and periodically examines the composition of the Company’s Board of Directors and determines whether the Board of Directors would better serve its purposes with the addition of one or more directors. This assessment includes, among other relevant factors, in the context of the perceived needs of the Board at that time, issues of experience, reputation, judgment, diversity and skills.

If the Nominating and Corporate Governance Committee determines that adding a new director is advisable, the Nominating and Corporate Governance Committee initiates the search, working with other directors, management and, if it deems appropriate or necessary, a search firm retained to assist in the search. The Nominating and Corporate Governance Committee will consider all appropriate candidates proposed by management, directors and shareholders. Information regarding potential candidates is presented to the Nominating and Corporate Governance Committee, which then evaluates the candidates based on the needs of the Board of Directors at that time and the criteria listed above. Potential candidates are evaluated according to the same criteria, regardless of whether the candidate was recommended by the Nominating and Corporate Governance Committee, a shareholder, another director, management or another third party. The Nominating and Corporate Governance Committee then meets to consider the selected candidate(s) and submits the approved candidate(s) to the full Board of Directors for approval and recommendation to the shareholders.

Subject to the requirements of the Company’s Certificate of Incorporation and Amended and Restated Bylaws, as well as any requirements of law or regulation, any shareholder entitled to vote for the election of directors may recommend a director nominee. Advance notice of such proposed nomination must be received by the Secretary of the Company not less than 21 days nor more than 60 days prior to any meeting of the shareholders called for the election of directors. Nominations should be submitted in writing to the Secretary of the Company specifying the nominee’s name and other required information set forth in the Company’s Bylaws.

Shareholder Communications

Shareholders who wish to communicate with the Board, or any directors or groups of directors, may do so by sending written communications addressed to: Board of Directors of Auburn National Bancorporation, Inc., c/o C. Wayne Alderman, Secretary, Auburn National Bancorporation, Inc., 100 N. Gay Street, P.O. Box 3110, Auburn, Alabama, 36831-3110. All information will be compiled by the Secretary of the Company and submitted to the Board of Directors or the applicable directors at the next regular Board meeting.

Meetings of the Board of Directors

The Board of Directors of the Company and the Bank, as well as the committees of the Board of Directors generally hold these meetings in tandem. The Company’s Board of Directors held twelve meetings during 2006. All directors attended at least 75% of all meetings of the Board and each committee on which they served. All of the Company’s directors are encouraged to attend the Meeting. All of the Company’s directors attended the 2006 Annual Meeting of Shareholders.

Committees of the Board of Directors

The Company’s Board of Directors has seven standing committees: the Executive Committee, the Proxy Committee, the Compensation Committee, the Strategic Planning Committee, the Audit and Compliance Committee, the Nominating and Corporate Governance Committee and the Independent Director Committee.

Executive Committee. The Company’s Executive Committee is authorized to act in the absence of the Board of Directors on certain matters that require Board approval. E. L. Spencer, Jr., Robert W. Dumas, Anne M. May, and Emil F. Wright, Jr. constitute the current members of this committee. This committee held four meetings during 2006.

Proxy Committee. The Proxy Committee is authorized to act on behalf of Company shareholders when authorized by Proxy. E. L. Spencer, Jr., Emil F. Wright, Jr., and Terry W. Andrus constitute the current members of this committee. This committee held one meeting in 2006.

Property Committee. The Property Committee evaluates potential properties for expansion or branching activities. E. L. Spencer, Jr., Robert W. Dumas, Anne M. May, J. E. Evans, and William F. Ham, Jr. constitute the current members of this committee. This committee held three meetings in 2006.

Compensation Committee. The Compensation Committee is authorized to review, recommend and approve the compensation of the CEO, other executive officers and other key employees of the Company and the Bank; to evaluate the Company’s incentive compensation plans, including any equity compensation plans; and to select, interview and make hiring recommendations to the Board for the CEO position. In addition, the Committee approves changes to any Company personnel policy manuals or handbooks, and annually evaluates director compensation. Anne M. May, Emil F. Wright, Jr. and Terry W. Andrus, all of whom are “independent directors” as defined in Nasdaq Rule 4200(a)(15), constitute the current members of this committee. This committee held seven meetings in 2006.

Strategic Planning Committee. The Strategic Planning Committee evaluates potential acquisitions and the Company’s long range goals and oversees the process for the officers’ and directors’ strategic planning sessions. E. L. Spencer, Jr., Anne M. May, Robert W. Dumas, Terry W. Andrus, C. Wayne Alderman and David E. Housel constitute the current members of this committee. This committee held two meetings in 2006.

Audit and Compliance Committee. The Audit and Compliance Committee (“Audit Committee”) is composed of Terry W. Andrus, David E. Housel and William F. Ham, Jr., all of whom are “independent directors,” as defined in Nasdaq Rule 4200(a)(15), and meet the independence criteria set forth in SEC Rule 10A-3(b)(1). All members of the Audit Committee meet the financial literacy requirements of Nasdaq and the SEC. The Audit Committee has the responsibilities set forth in the Audit Committee Charter (as filed with our proxy statement issued in conjunction with our 2004 Annual Meeting of Shareholders), including reviewing the Company’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities and determining that all audits and examinations required by law are performed. It appoints independent auditors, reviews and approves their audit plan and reviews with the independent auditors the results of the audit and management’s response thereto. The Audit Committee also reviews the adequacy of the internal audit budget and personnel, the internal audit plan and schedule, and results of audits performed by the internal audit staff. The Audit Committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. This committee held sixteen meetings in 2006. The Board of Directors has determined that Terry W. Andrus, a member of the Audit Committee, is an “audit committee financial expert,” as defined by SEC rules.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed of Anne M. May, Emil F. Wright, Jr., J. E. Evans and Terry W. Andrus, all of whom are “independent directors” as defined in Nasdaq Rule 4200(a)(15). The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to become members of the Company’s Board of Directors and recommend to the Board the director nominees for the next annual meeting of shareholders. This committee also takes a leadership role in shaping corporate governance policies and practices of the Company. The responsibilities and duties of the Nominating and Corporate Governance Committee are more fully set out in the Nominating and Corporate Governance Committee Charter as filed with our proxy statement issued in conjunction with our 2004 Annual Meeting of Shareholders. The Nominating and Corporate Governance Committee held one meeting in 2006.

Independent Directors Committee. The Independent Directors Committee was formed to comply with Nasdaq Rule 4200(a)(15) which requires that the Company’s independent directors will meet separately from the other directors in regularly scheduled executive sessions at least twice annually, and at such other times as may be deemed appropriate by the Company’s independent directors. Nasdaq Rule 4200(a)(15) also requires that a majority of the Company’s directors be “independent directors.” The Board has affirmatively determined that the following directors, constituting a majority of the Company’s Board of Directors, are independent directors: William F. Ham, Jr., David E. Housel, J. E. Evans, Anne M. May, Emil F. Wright, Jr. and Terry W. Andrus. The Company’s Board of Directors has appointed Anne M. May to serve as the Board’s presiding independent director. This committee held two meetings in 2006.

The Board of Directors has adopted a Code of Conduct and Ethics applicable to the Company’s directors, officers and employees, including the Company’s principal executive officer, principal financial and principal accounting officer, controller and other senior financial officers. Upon request, the Company will provide a copy of its Code of Conduct and Ethics, without charge, to any person. Additionally, the Company will provide a copy of its Compensation Committee, Audit Committee, and Nominating and Corporate Governance Committee Charters, without charge, to any person. The company is currently updating its website (www.auburnbank.com) to include the items previously mentioned. Written requests for a copy of the Company’s Code of Conduct or the Compensation Committee, Audit Committee, or Nominating and Corporate Governance Committee Charter may be sent to Auburn National Bancorporation, Inc., 100 N. Gay Street, Auburn, Alabama 36830, Attention: Marla Kickliter, Senior Vice President of Compliance and Internal Audit. Requests may also be made via telephone by contacting Marla Kickliter, Senior Vice President of Compliance and Internal Audit, or Laura Carrington, Vice President of Human Resources, at (334) 821-9200.

Board Compensation

The following table provides information concerning the compensation of the directors for our most recently completed fiscal year. Each director of the Company and the Bank currently receives $600 for each Company and Bank board meeting attended. In addition, for his services as such, the Chairman of the Company’s and the Bank’s Board of Directors receives $1,200 for each meeting attended. Members of the Audit Committee and the Compensation Committee of the Company, which also serve as the members of the Audit Committee and the Compensation Committee of the Bank, receive an additional fee of $100 for each committee meeting attended, while each Chairman of these committees receives $200 per meeting. Members of the Bank’s Loan Committee, Asset/Liability Committee and IT/IS Steering Committee receive $100 for each committee meeting attended, while each Chairman of these committees receives $200 per meeting. The Company’s and the Bank’s directors may receive year-end cash bonuses based upon the Company’s financial performance. In 2006, aggregate fees paid to Company and Bank Directors totaled $147,750. The compensation of directors may be changed from time to time by the Board of Directors upon recommendation of the Compensation Committee without shareholder approval.

2006 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Terry W. Andrus	13,050	––	––	––	––	––	13,050
J. E. Evans	16,250	––	––	––	––	––	16,250
William F. Ham, Jr.	14,150	––	––	––	––	––	14,150
David E. Housel	12,950	––	––	––	––	––	12,950
Anne M. May	13,350	––	––	––	––	––	13,350
Edward Lee Spencer, III	13,150	––	––	––	––	––	13,150
Emil F. Wright	13,350	––	––	––	––	––	13,350

EXECUTIVE OFFICERS

Executive Officers

Executive officers are appointed annually at a meeting of the respective Boards of Directors of the Company and the Bank in January to serve for one-year terms and until successors are chosen and qualified. In addition to Mr. E. L. Spencer, Jr. and Mr. Dumas, whose information is included under “Proposal One – Election of Directors,” information about nominees for Director, our other executive officers are:

Name	Information About Executive Officers

Jo Ann Hall	Executive Vice President and Chief Operations Officer since 2005; former Senior Vice President and Chief Operations Officer of the Bank since 1994; various other positions with the Bank since 1974. Ms. Hall is 57.

Terrell E. Bishop	Senior Vice President and Senior Mortgage Lending Officer of the Bank since 1991. Mr. Bishop is 70.

James E. Dulaney	Senior Vice President (Business Development/Marketing) of the Bank since 2004; formerly Senior Vice President (Commercial and Consumer Lending) of the Bank since 1998; formerly Vice President (Commercial and Consumer Lending) of the Bank since 1993. Mr. Dulaney is 48.

W. Thomas Johnson	Senior Vice President (Commercial and Consumer Lending) and Senior Lending Officer of the Bank since 2001; formerly Vice President (Commercial and Consumer Lending) of the Bank since 1999. Mr. Johnson is 59.

C. Eddie Smith, Jr.	City President, Opelika Branch and Senior Vice President of the Bank since 2003; Senior Vice President (Commercial and Consumer Lending) of the Bank since 2001; formerly Vice President (Commercial and Consumer Lending) of the Bank since 1999. Mr. Smith is 49.

COMPENSATION DISCUSSION AND ANALYSIS

General Overview

The Compensation Committee of the Company’s Board of Directors oversees the design and administration of the Company’s compensation program. Because officers are compensated only for service at AuburnBank (and not separately for services to the Company), this compensation program effectively relates to the needs of AuburnBank. The Compensation Committee’s members are appointed by the Chairman of the Board of Directors, and the Compensation Committee is composed entirely of non-employee, independent directors.

The Compensation Committee:

•	Establishes AuburnBank’s compensation philosophy;

•	Evaluates the Chief Executive Officer’s performance;

•	Determines benefits and compensation for the Chief Executive Officer;

•	Reviews the Chief Executive Officer’s recommendations for benefits and compensation for officers other than the Chief Executive Officer;

•	Approves benefits and compensation for officers other than the Chief Executive Officer;

•	Makes recommendations to the board on matters relating to organization and succession of senior management;

•	Oversees the administration of AuburnBank’s 401(k) plan, which is a defined contribution plan; and

•	Makes recommendations to the board concerning director compensation.

The Compensation Committee’s charter reflects these various responsibilities, and the Compensation Committee and the board annually review the charter.

The authority of the Compensation Committee may not be delegated to persons who are not on the Compensation Committee. Individuals not on the Compensation Committee, including advisors and executive officers, can make recommendations to the Compensation Committee. The Compensation Committee may consider such recommendations at its discretion and such recommendations are not binding on the Compensation Committee.

The Compensation Committee held seven meetings during 2006, the majority of which were executive sessions with no officers or employees present. Our Human Resource Department provides support to the Compensation Committee. All Compensation Committee members are actively engaged in the review of matters presented, and the members regularly communicate with each other and management before and after meetings about compensation issues.

Compensation Philosophy and Objectives

Key Principles

The overall philosophy of the compensation program established by the Compensation Committee focuses on linking executive compensation to Company as well as individual performance. The Company’s compensation program is structured to provide compensation opportunities primarily with the following key principles in mind:

•	The compensation program should attract, retain, and motivate the key executives necessary for our current and long term success;

•	The annual incentive program should encourage the executives to focus attention on the critical corporate strategic goals;

•

Executive compensation should be closely tied with the performance of the Company on both a short-term and long-term basis. In addition, incentives should be aligned with the business unit and company areas most directly affected by the executive’s leadership and performance;

•	The compensation program should align the interests of management and shareholders by rewarding service based on Company and individual performance; and

•

The compensation program is intended to help communicate and reinforce the board’s determination as to how to promote business performance and shareholder returns, and to reward executives appropriately for results.

Executive Compensation Philosophy

The Company seeks to provide an executive compensation package that is based on the following:

•	Compensation decisions are driven by a pay-for-performance philosophy, including performance by the Company and the individual;

•	Performance is determined with reference to pre-established goals, both respect to the Company and the individual, which we believe enhances the individual executives’ performance;

•	A significant component of total direct compensation should consist of variable compensation;

•	Total compensation opportunity should be comparable to the marketplace when Company performance is good; and

•	Increased compensation is earned through an employee’s increased contribution.

The compensation program is intended to attract and retain quality executive leadership, which we believe will increase shareholder value and improve our overall performance. Accordingly, we periodically review and revise salary ranges and total compensation programs for officers and employees to develop salary ranges that we believe will position us within the same range as market salaries for specific positions with similar institutions in are area. Market information is obtained from informal market surveys, various trade groups and other limited information available, and is used to establish competitive rewards that we believe are adequate to motivate strong individual performance during the year.

Components of Compensation

Executive officer compensation is composed of base salary and annual cash incentives. These components are established based on (1) individual performance as measured by pre-established goals and (2) Company performance relative to pre-established profitability measures. In addition, the Company offers certain basic benefits described in more detail below.

With respect to our Director of Financial Operations, Dr. Alderman provides services to us on a consulting basis. Accordingly, his compensation is provided by contract. Dr. Alderman’s consulting agreement, dated December 1, 2000, provided for initial compensation of $5,000 per month for services as Director of Financial Operations, and all expenses are borne by Dr. Alderman. The consulting agreement may be terminated by either party upon 30 days prior written notice. Dr. Alderman’s consulting agreement has been amended each year since inception and provided for compensation of $6,490 per month for fiscal year 2006. On January 3, 2007, the Bank and Dr. Alderman agreed to increase the compensation under the agreement to $6,750 per month.

Base Salary

We believe we provide the opportunity for our named executive officers and other officers to earn a competitive annual base salary. We provide this opportunity to attract and retain appropriate talent for the positions, to recognize that similar base salary rates are provided at other companies that we compete with for talent, and to provide a base salary that is not subject to Company performance risk. We believe this component of compensation is desirable because it helps assure stability for the executives, thereby promoting the Company’s goal of retaining executive leadership. Base salary levels are also important because we generally tie the amount of incentive compensation and retirement benefits to an executive’s base compensation.

An important aspect of base salary is the Compensation Committee’s ability to use annual base salary adjustments to reflect an individual’s performance or changed responsibilities, as well as changes in our markets. In addition, base salary is designed to provide competitive levels of compensation to executives based upon their experience, duties, and scope of responsibility.

In establishing base salaries for officers, we consider individual performance as determined by the achievement of goals established at the beginning of each year. These goals are tied to the Company’s performance, such as increases in loan origination fees, increases in certain types of loans, decreases in past due amounts, etc. The Chief Executive Officer sets these goals with respect to the other executive officers and officers, and the Department Heads set these goals with respect to other employees. The performance goals with respect to the Chief Executive Officer are set by the Compensation Committee. In addition, we consider the relationship of base pay in our markets and the individual’s responsibilities and duties. Any adjustments to base compensation paid to executive officers becomes effective January 1st of the following year.

Changes in base pay for officers are recommended by the Department Heads to the Chief Executive Officer, who then evaluates and recommends for approval by the Compensation Committee. Changes in base pay for named executive officers other than the Chief Executive Officer are recommended by the Chief Executive Officer (after the evaluation of their job performance) to the Compensation Committee for approval. Changes in base pay for the Chief Executive Officer are determined by the Compensation Committee after evaluation of his job performance by the Compensation Committee. The Compensation Committee’s determinations are then ratified by the full board of directors.

For 2006, Mr. Dumas met his performance goals, which included net earnings performance compared to budgeted amounts, satisfactory ratings for the Bank as a result of regulatory examinations, and progress completed toward achievement of goals under the Company’s strategic plan. As a result, his 2006 base salary of $200,000 was adjusted to $210,000 effective January 1, 2007. In addition, Mr. E. L. Spencer, Jr. recommended, and the Compensation Committee approved, that his base salary for 2007 be reduced from $100,000 to $75,000, due to his greater focus on strategic issues and less involvement with day to day operations.

Cash Incentives

The Company utilizes cash incentives as a short-term incentive to promote achievement of AuburnBank’s annual performance goals. This component of compensation assists in better control of expenses associated with salary increases by reducing the need for significant annual base salary increases as a reward for past performance, and places more emphasis on annual profitability and the potential rewards associated with future performance.

Cash incentives are based on overall financial performance and profitability of the Company. Cash incentives are designed to:

•	Support our strategic business objectives;

•	Promote the attainment of specific financial goals;

•	Reward achievement of specific performance objectives; and

•	Encourage teamwork.

Cash incentives are payable only if certain Company performance goals are met. Early in the year, generally March or April, the Chief Executive Officer and other executive officers establish certain corporate goals, including return on assets, return on equity, earnings, and other operational metrics, and are based largely on management’s confidential strategic plan and budget for the coming year, which typically includes planned revenue growth, cost containment, and profit improvement. The board of directors reviews and approves these corporate goals. If all of the corporate goals are not met, no cash incentives will be payable with respect to that year. If all of the goals are met, an amount accrued for cash incentives will be set aside for allocation to individuals. The Compensation Committee reviews quarterly the Company’s performance against these goals and, if appropriate, reserves amounts in excess of the budgeted performance for distribution as cash incentives.

The ultimate amount paid to an executive under the cash incentive program depends on the executive’s level of participation, including job responsibilities and duties, in achievement of the corporate goals, as well as the achievement of the individual goals set at the beginning of each year. The performance measures for the Chief Executive Officer are based exclusively on corporate performance measures because he holds an office which has a substantial impact on the achievement of these measures.

The Company’s performance objectives are intended to promote a group effort by all officers and employees. Each year, officers must set personal and departmental goals that are tied to the accomplishment of AuburnBank’s overall goals. Department Heads approve those goals at the beginning of each year, and at the end of each year complete an analysis that is given to the Chief Executive Officer as to the accomplishment of these goals. The Chief Executive Officer then reviews the results and, based on the performance evaluations of officers and employees conducted by the Departmental Heads regarding the accomplishment of goals and the level of responsibility of the individuals, recommends awards to the Compensation Committee if the Company performance goals have been met. The Compensation Committee then considers and approves awards, and determines any award to the Chief Executive Officer, and the full board of directors ratifies the awards recommended by the Compensation Committee.

The Compensation Committee generally targets annual incentive awards to be competitive in our area, for expected levels of performance. All the named executive officers participate in the cash incentives program, to the extent cash incentives are paid. Based on the amount available for cash incentives, Mr. E. L. Spencer, Jr. may elect not to participate. Cash awards are contingent upon employment with AuburnBank through the end of the fiscal year and are determined and paid prior to March 15th of each year.

During 2006, the performance goals applicable to the Chief Executive Officer were the accomplishments of certain ROAA, ROAE, and earnings per share. The performance goals for 2007 may be expanded to include other financial measures as selected by the Compensation Committee.

In 2006, the Company continued to excel in non-financial performance areas, successfully achieving its policy objectives relating to customers, employees and communities. However, the profitability goals established by the Compensation Committee with respect to 2006 were not met, so officers did not receive cash incentives for 2006.

Benefits

The Company offers a qualified deferred contribution 401(k) plan to provide a tax-advantaged savings vehicle to all employees. We make matching contributions to the 401(k) plan to encourage employees to save money for their retirement. This plan, and our contributions to it, enhance the range of benefits we offer to executives and enhance our ability to attract and retain employees.

Under the terms of the qualified 401(k) plan, employees must have completed one year of service and worked at least 1,000 hours during that year to participate, and become 100% vested in our matching contributions after six such years. Employees may make elective deferrals from 2% to 10% of their eligible pay, up to the annually adjusted Internal Revenue Service dollar limit. The 401(k) plan provides for discretionary matching contributions up to 6% of eligible pay on the participant’s elective deferrals, in an amount to be determined by the Compensation Committee on an annual basis. Since the plan’s inception in 1985, we have matched a minimum amount of 50% on the participants’ eligible contributions. Matching contributions are usually made in December of each year, and the amount of such contributions are determined based on the Company’s performance with respect to the corporate goals used to determine the availability of cash incentives.

The 401(k) plan participants give investment directions for their account, selecting from investment choices provided under the 401(k) plan, as determined by the Compensation Committee. The plan also provides as an option, an Online Investment Guidance through a third party as a tool that provides participants with both a personalized savings rate and an asset allocation recommendation based on information received directed from the participant.

Equity Incentives

The Company’s Long-Term Incentive Plan expired in May 2004, with the last of the stock options outstanding thereunder being exercised in 2006. The Company has not adopted a new plan. The Compensation Committee is currently investigating several potential long-term incentive plans, and has retained Clarke Consulting to advise on such matters as well as the Company’s general compensation structure. Any equity incentive plans or other long-term incentive plans will consider the appropriate use of shares and predictable expense recognition, and will be submitted for shareholder approval when necessary and appropriate.

Other Benefits

The Company provides the opportunity for our named executives to receive executive benefits that are competitive with other companies in the market. We provide this opportunity in order to retain and attract an appropriate caliber of talent for the position and recognize that similar benefits are commonly provided at other companies that we compete with for talent.

Benefit Plan	Executive Officers	Officers and Managers	Full-time Employees

401(k) Plan	✓	✓	✓

Medical/Dental(1)	✓	✓	✓

Life Insurance(2)	✓	✓	✓

Disability Insurance(3)	✓	✓	✓

(1)	Includes group health and group dental insurance, medical supplement plans, and flexible benefit plans.

(2)	Includes group life insurance and accidental death and dismemberment insurance.

(3)	Includes long-term disability insurance.

Policy Relative to Code Section 162(m)

The Omnibus Budget Reconciliation of 1993 disallows the deduction for certain annual compensation in excess of $1 million paid to certain executive officers of the Company, unless the compensation qualifies as “performance-based” under Section 162(m) of the Internal Revenue Code. It is our intent to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market.

At this time, based upon executive compensation levels, the Company does not appear to be at risk of losing deductions under the $1 million deduction limit. As a result, we have not yet established a formal policy regarding this limit.

Summary

In summary, we believe this mix of base salary and cash incentives motivates our management team to produce strong returns for shareholders. We further believe this program strikes an appropriate balance between the interests and needs of the Company in operating our business and appropriate employee rewards based on shareholder value creation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

Terry W. Andrus

Anne M. May

Emil F. Wright

EXECUTIVE COMPENSATION

Summary Compensation

The following table provides information concerning the compensation of our Principal Executive Officer, Principal Financial Officer, and three most highly compensated officers. (“named executive officers”) for our most recently completed fiscal year.

In the column “Salary”, we disclose the amount of base salary paid to the named executive officer during the applicable fiscal year. No bonuses were paid or earned during 2006 for named executive officers. As a result, no amounts were reported in the column “Bonus”. In the columns “Stock Awards” and “Option Awards,” SEC regulations require us to disclose the award of stock or options measured in dollars and calculated in accordance with FAS 123(R). For stock options, the FAS 123(R) fair value per share is based upon certain assumptions which we explain in our footnote 1 to our financial statements, which are included in our annual report to shareholders. There were no stock options outstanding as of December 31, 2006.

The Company does not have a non-equity incentive plan. As a result, no amounts were reported in the column “Non-Equity Incentive Plan Compensation.”

The Company does not have a pension or any other non-qualified deferred compensation plan. As a result, no amounts were reported in the column “Change in pension value and nonqualified deferred compensation earnings.”

In the column “All other compensation,” we disclose the sum of the dollar value of:

•	perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000;

•	all “gross-ups” or other amounts reimbursed during the fiscal year for the payment of taxes;

•	any insurance premiums we paid during the year for the benefit of a named executive officer.

•	Our contributions to vested and unvested defined contribution plans; and

•	any fees earned or paid in cash, such as director or consulting fees

2006 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(1) ($)	Total ($)
E. L. Spencer, Jr. Chairman, CEO and President of the Company and Chairman and Director of the Bank	2006	100,000	—	—	—	—	—	31,799	131,799
C. Wayne Alderman Director of Financial Operations	2006	—	—	—	—	—	—	91,430	91,430
Robert W. Dumas President and CEO of the Bank and Director of the Bank and the Company	2006	200,000	—	—	—	—	—	24,376	224,376
Jo Ann Hall Executive Vice President of the Bank	2006	145,646	—	—	—	—	—	9,247	154,893
Terrell E. Bishop Senior Vice President of the Bank	2006	132,885	—	—	—	—	—	4,241	137,126

(1)	A detail of the components of “All Other Compensation” are provided in the following table.

2006 ALL OTHER COMPENSATION TABLE

Name and Principal Position	Year	Perquisites and Other Personal Benefits ($)	Tax Reimbursements ($)	Insurance Premiums ($)	Company Contributions to Retirement and 401(k) Plans ($)	Fees Earned or Paid in Cash ($)		Total ($)
E. L. Spencer, Jr. Chairman, CEO and President of the Company and Chairman and Director of the Bank	2006	––	––	4,399	3,000	24,400	(1)	31,799
C. Wayne Alderman Director of Financial Operations	2006	––	––	––	––	91,430	(2)	91,430
Robert W. Dumas President and CEO of the Bank and Director of the Bank and the Company	2006	––	––	4,826	6,000	13,550	(1)	24,376
Jo Ann Hall Executive Vice President of the Bank	2006	––	––	4,814	4,433	––		9,247
Terrell E. Bishop Senior Vice President of the Bank	2006	––	––	269	3,972	––		4,241

(1)	Fees earned as employee directors of the Bank and Company.

(2)

Dr. Alderman earned $13,550 in fees as a Bank and Company director. Additionally, the Bank executed a consulting agreement with Dr. Alderman for his services related to the Financial Operations of the Bank. Under this agreement, he earned compensation of $77,880 in 2006.

2006 Grants of Plan-Based Awards

The company has not granted any equity or non-equity incentive plan awards in 2006.

Option Exercises and Stock Vested in 2006

The following table provides information concerning exercises of stock options and similar instruments, and vesting of stock, including restricted stock and similar instruments, during the most recently completed fiscal year on an aggregated basis, for each of the named executive officers. The table reports the number of securities for which the options were exercised; the aggregate dollar value realized upon exercise of options; the number of shares of stock that have vested; and the aggregate dollar value realized upon vesting of stock.

OPTION EXERCISES AND STOCK VESTED IN 2006

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
E. L. Spencer, Jr.	––	––	––	––
C. Wayne Alderman	––	––	––	––
Robert W. Dumas	200	2,866	––	––
Jo Ann Hall	200	2,122	––	––
Terrell E. Bishop	––	––	––	––

(1)

Represents the amount equal to the excess of the fair market value of the underlying common stock based on the sales price of the common stock as quoted on the Nasdaq at the time of the exercise over the exercise price of the option.

Outstanding Equity Awards at Fiscal Year-End 2006

There were no unexercised options, unvested stock, and equity incentive plan awards for named executive officers outstanding as of the end of our most recently completed fiscal year.

2006 Pension Benefits and Nonqualified Deferred Compensation

The Company does not offer any pension or nonqualified deferred compensation benefits to its named executive officers.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company does not have any severance or change in control agreements with any of its named executive officers.

STOCK OWNERSHIP BY CERTAIN PERSONS

The following table sets forth the number and the percentage of shares of the Company’s common stock that were beneficially owned by the executive officers named in the Summary Compensation Table, by the directors and by all current directors and executive officers as a group, as of March 9, 2007.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class
C. Wayne Alderman	9,807		0.26%
Terry W. Andrus	1,507		0.04%
Robert W. Dumas	33,169	(2)(9)	0.89%
J. E. Evans	18,000		0.48%
William F. Ham, Jr.	2,504	(3)	0.07%
David E. Housel	2,532		0.07%
Anne M. May	30,771	(4)(10)	0.82%
E. L. Spencer, Jr.	714,467	(5)	19.13%
Edward Lee Spencer, III	8,398	(6)	0.22%
Emil F. Wright, Jr.	396,878	(7)	10.62%
Terrell E. Bishop	41,000		1.10%
Jo Ann Hall	19,194		0.51%
W. Thomas Johnson	4,228		0.11%
James E. Dulaney	3,959		0.11%
C. Eddie Smith, Jr.	921		0.02%
All Directors and Executive Officers as a Group	1,287,335	(8)	34.46%

(1)

Information relating to beneficial ownership of Common Stock by directors is based upon information furnished by each person using “beneficial ownership” concepts set forth in rules of the SEC under the Securities Exchange Act of 1934, as amended. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial ownership. Accordingly, nominees are named as beneficial owners of shares as to which they may disclaim any beneficial interest. Except as indicated in other notes to this table describing special relationships with other persons and specifying shared voting or investment power, directors possess sole voting and investment power with respect to all shares of Common Stock set forth opposite their names.

(2)	Includes 2,704 shares held by Mr. Dumas’ mother, as to which Mr. Dumas may be deemed to have shared voting and investment power.

(3)	Includes 300 shares held by Mr. Ham’s wife, as to which Mr. Ham may be deemed to have shared voting and investment power.

(4)	Includes 560 shares held by Ms. May’s daughter, as to which Ms. May may be deemed to have shared voting and investment power.

(5)

Includes 15,000 shares held by Mr. E. L. Spencer, Jr.’s wife, as to which Mr. E.L. Spencer, Jr. may be deemed to have shared voting and investment power and 1,100 shared held by Spencer Companies Profit Sharing Plan, of which Mr. E.L. Spencer, Jr. is a co-trustee, as to which Mr. E.L. Spencer, Jr. may be deemed to have shared voting and investment power.

(6)

Includes 3,960 shares held by Spencer LLC, a company in which Mr. Edward Lee Spencer, III is a partner, as to which Mr. Edward Lee Spencer, III may be deemed to have shared voting and investment power, and as to which Mr. E.L. Spencer, III disclaims beneficial ownership of 2,640 shares.

(7)

Includes 58,978 shares held by Dr. Wright’s wife, as to which Dr. Wright may be deemed to have shared voting and investment power. Includes 55,500 shares held by Ferrocene, LP, a company in which Dr. Wright is a partner.

(8)	Includes directors and executive officers of the Company and the Bank.

(9)	1,325 shares held by Mr. Dumas were pledged as collateral for a loan from the Bank.

(10)	30,011 shares held by Ms. May were pledged as collateral for a loan from the Bank

Other than as set forth above, no “persons” (as that term is defined by the SEC) are known by the Company to be the beneficial owners of more than 5% of the Common Stock, the Company’s only class of voting securities, as of the Record Date.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

Various Company and Bank directors, officers, and their affiliates, including corporations and firms of which they are directors or officers or in which they and/or their families have an ownership interest, are customers of the Company and the Bank. These persons, corporations, and firms have had transactions in the ordinary course of business with the Company and the Bank, including borrowings, all of which, in the opinion of management, were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features. The Company and the Bank expect to have such transactions, under similar conditions, with their directors, officers, and affiliates in the future.

Regulation O requires loans made to executive officers and directors to be made on substantially the same terms, including interest rates and collateral, and following credit-underwriting procedures, that are no less stringent than those prevailing at the time for comparable transactions by the Bank with other persons. Such loans also may not involve more than the normal risk of repayment or present other unfavorable features. Additionally, no event of default may have occurred (that is, such loans are not disclosed as non-accrual, past due, restructured, or potential problems). Pursuant to Regulation O, the Board of Directors must review any loan to a director or his or her related interests that has become criticized in order to determine the impact that such classification has on the director’s independence. In addition, the Audit Committee Charter provides that the Audit Committee will review and approve all related-party transactions. This includes a review of the Company’s compliance with applicable banking laws, including, without limitation, those banking laws and regulations concerning loans to insiders.

None of the directors of the Company serves as an executive officer of, or owns, or during 2006 owned, of record or beneficially, in excess of 10% equity interest in any business or professional entity that has made or received during 2006, or proposes to make or receive in 2007, payments to or from the Company or the Bank for property or services in excess of $120,000.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of Ms. May, Mr. Wright and Mr. Andrus. No member of the Compensation Committee is an executive officer of another entity on which any of the Company’s executives serve on the compensation committee. Mr. Andrus is the Chief Executive Officer of East Alabama Medical Center and Mr. E. L. Spencer, Jr. is the Chairman of the Board of Directors for that company although he does not serve on the compensation committee for that company. Other than Mr. E.L. Spencer, Jr., none of the Company’s executive officers served as a director for a company that employs as an executive officer any member of the Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

The Company is subject to Section 16(a) of the Securities Exchange Act of 1934, as amended, which requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater-than-10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of Forms 3, 4 and 5 furnished to the Company during and with respect to 2006, or written representations that no Forms 5 were required, the Company believes that all Section 16(a) filing requirements applicable to the Company’s and the Bank’s officers, directors and greater-than-10% beneficial owners were complied with during 2006.

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, we have met and held discussions with management and the independent accountants. We have reviewed and discussed the consolidated financial statements with management and the independent accountants. We discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

The Company’s independent accountants also provided to us the written disclosures required by Independent Standards Board Standard No. 1, Independent Discussions with Audit Committees, and we discussed with the independent accountants that firm’s independence.

Based upon our discussions with management and the independent accountants and our review of the representation of management and the report of the independent accountants to the Audit Committee, we recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Terry W. Andrus

William F. Ham, Jr.

David E. Housel

INDEPENDENT PUBLIC ACCOUNTANTS

A representative of KPMG LLP will be present at the Meeting and will be given the opportunity to make a statement on behalf of the firm, and will also be available to respond to appropriate questions from shareholders.

Independent Public Accountants’ Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2006 and December 31, 2005, and fees billed for other services rendered by KPMG LLP during those periods.

	2006	2005
Audit Fees (1)	$150,853	$146,962
Audit-Related Fees (2)	—	—
Tax Fees (3)	$16,750	$23,840
All Other Fees (4)	—	—

Total	$167,603	$170,802

(1)

Includes the aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Forms 10-Q filed during fiscal years 2006 and 2005.

(2)	No audit-related fees were billed by KPMG LLP in the fiscal years ended December 31, 2006 and December 31, 2005.

(3)	Includes the aggregate fees billed by KPMG LLP for professional services rendered for tax compliance, tax advice and tax planning for the Company.

(4)	No fees were billed by KPMG LLP in the fiscal years ended December 31, 2006 and December 31, 2005 other than as stated above under the captions “Audit Fees” and “Tax Fees.”

Audit Committee Review

The Company’s Audit Committee has reviewed the services rendered and the fees billed by KPMG LLP for the fiscal year ended December 31, 2006. The Audit Committee has determined that the services rendered and the fees billed last year that were not related to the audit of the Company’s financial statements are compatible with the independence of KPMG LLP as the Company’s independent accountants.

Audit Committee Pre-Approval Policy

Under the Audit Committee’s Charter and its pre-approval policy, the Audit Committee is required to approve in advance the terms of all audit services provided to the Company as well as all permissible audit related and non-audit services to be provided by the independent public accountants. Unless a service to be provided by the independent public accountants has received approval under the pre-approval policy, it will require specific approval by the Audit Committee. The pre-approval policy is detailed as to the particular services to be provided, and the Audit Committee is to be informed about each service provided. The approval of non-audit services may be performed by the Chairman of the Committee and reported to the full Audit Committee at its next meeting, but may not be performed by the Company’s management. The term of any pre-approval is twelve months, unless the Audit Committee specifically provides for a different period.

The Audit Committee will approve the annual audit engagement terms and fees prior to the commencement of any audit work other than that necessary for the independent public accountant to prepare the proposed audit approach, scope and fee estimates. In addition to the annual audit work, the independent public accountants may perform certain other audit related or non-audit services that are pre-approved by the Audit Committee and are not prohibited by regulatory or other professional requirements. Engagements for the annual audit and recurring tax return preparation engagements shall be reviewed and approved annually by the Audit Committee based on the agreed upon engagement terms, conditions and fees. The nature and dollar value of services provided under these engagements shall be reviewed by the Audit Committee to approve changes in terms, conditions and fees resulting from changes in audit scope, Company structure, exchange rates or other items, if any.

In the event audit-related or non-audit services that are pre-approved under the pre-approval policy have an estimated cost in excess of certain dollar thresholds, these services will require specific approval by the Audit Committee or by the Chairman of the Audit Committee. Any proposed engagement must be approved in advance by the Audit Committee or by the Chairman of the Audit Committee applying the principles set forth in the pre-approval policy, prior to the commencement of the engagement. In determining the approval of services by the independent public accountants, the Audit Committee evaluates each service to determine whether the performance of such service would: (a) impair the public accountant’s independence; (b) create a mutual or conflicting interest between the public accountant and the Company; (c) place the public accountant in the position of auditing his or her own work; (d) result in the public accountant acting as management or an employee of the Company; or (e) place the public accountant in a position of being an advocate for the Company. In no event are monetary limits the only basis for the pre-approval of services.

All of the services provided by KPMG LLP during 2006 and described above under the captions “Audit-Related Fees” and “Tax Fees” were pre-approved by the Company’s Audit Committee pursuant to SEC Regulation S-X, Rule 2-01(c)(7)(i).

OTHER MATTERS

The Company knows of no other matters to be brought before the Meeting. However, if any other proper matter is presented, the persons named in the enclosed form of Proxy intend to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

AVAILABILITY OF ANNUAL REPORT

Copies of the Company’s 2006 Annual Report to Shareholders have been provided to each shareholder. Upon the written request of any person whose Proxy is solicited by this Proxy Statement, the Company will furnish to such person without charge (other than for exhibits) a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, including financial statements and schedules thereto, as filed with the SEC. Such requests should be directed to Marcia Otwell, Shareholder Relations, Auburn National Bancorporation, Inc., P.O. Box 3110, Auburn, Alabama, 36831-3110.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

The Securities and Exchange Commission permits the Company to send a single set of these reports to any household at which two or more shareholders reside if we believe that they are members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, known as “householding,” reduces the volume of duplicate information you receive and helps to reduce our expenses. In order to take advantage of this opportunity, we have delivered only one Proxy Statement and Annual Report to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We will deliver a separate copy of the Proxy Statement or annual report, as requested, to any shareholder at a shared address to which a single copy of those documents was delivered.

A majority of brokerage firms have instituted householding procedures. If your family has multiple holdings in the Company, you may have received a householding notification directly from your broker. Please contact your broker directly if you have any questions, if you require additional copies of the annual report or proxy statement, if you are currently receiving multiple copies of the annual report and proxy statement and wish to receive only a single copy, or if you wish to revoke your decision to household, and thereby receive multiple statements and reports.

If you do not have a broker, you may make any of the above requests by writing to Marcia Otwell, Shareholder Relations, Auburn National Bancorporation, Inc., P.O. Box 3110, Auburn, Alabama, 36831-3110, or by calling the Company at (334) 821-9200.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Proposals of shareholders intended to be presented at the Company’s 2008 Annual Meeting of Shareholders must be received by the Company on or before December 10, 2007, in order to be eligible for inclusion in the Company’s proxy statement and form of proxy for that meeting. In addition, regarding any shareholder proposal that is not submitted for inclusion in the proxy statement and form of proxy relating to the 2008 Annual Meeting of Shareholders, but is instead sought to be presented directly to the shareholders at the 2008 Annual Meeting, management will be able to vote proxies in its discretion if either (i) the Company does not receive notice of the proposal before the close of business on February 22, 2008, or (ii) the Company receives notice of the proposal before the close of business on February 22, 2008, and advises shareholders in the proxy statement for the 2008 Annual Meeting about the nature of the proposal and how management intends to vote on the proposal, unless the shareholder notifies the Company by February 22, 2008 that it intends to deliver a proxy statement with respect to such proposal and thereafter takes the necessary steps to do so.

OTHER INFORMATION

Proxy Solicitation Costs

The cost of soliciting Proxies for the Meeting will be paid by the Company. In addition to the solicitation of shareholders of record by mail, telephone, facsimile, or personal contact, the Company will contact brokers, dealers, banks, or voting trustees or their nominees who can be identified as record holders of Common Stock; such holders, after inquiry by the Company, will provide information concerning quantities of proxy materials and 2006 Annual Reports needed to supply such information to beneficial owners, and the Company will reimburse such persons for the reasonable expenses of mailing proxy materials and 2006 Annual Reports to such persons.

By Order of the Board of Directors

/s/ E. L. Spencer, Jr.
E. L. Spencer, Jr. Chairman

April 9, 2007

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	PROXY SOLICITED BY THE BOARD OF DIRECTORS OF AUBURN NATIONAL BANCORPORATION, INC.			For	Withhold	For All Except

2007 ANNUAL MEETING OF SHAREHOLDERS MAY 8, 2007			1. To elect ten directors for one-year terms (Proposal 1) Nominees:		☐	☐	☐
KNOW BY ALL MEN BY THESE PRESENTS, that the undersigned shareholder of Auburn National Bancorporation, Inc., Auburn, Alabama (the “Company”), hereby revoking any proxy heretofore given, does hereby nominate, constitute, and appoint E.L. Spencer, Jr., Emil F. Wright, Jr., and Terry W. Andrus or either one of them, the true and lawful attorneys and proxies of the undersigned, with full power of substitution, for the undersigned and in the undersigned’s name, place, and stead, to vote all of the shares of common stock of the Company standing in the undersigned’s name, on its books on March 9, 2007, and that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at the AuburnBank Center, 132 N Gay Street, Auburn, Alabama at 3:00 p.m. local time, on Tuesday, May 8, 2007, and at any adjournments thereof (the “Meeting”), with all the powers the undersigned would possess if personally present as follows:			E.L. Spencer, Jr.	Terry W. Andrus	C. Wayne Alderman
			J.E. Evans	Anne M. May	William F. Ham, Jr.
			Emil F. Wright, Jr.	Robert W. Dumas	David E. Housel
Edward Lee Spencer, III
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name of the nominee(s) in the space provided below.

2.      The Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, or any adjournments of the meeting, in accordance with the determination of a majority of the Corporation’s Board of Directors.

			Please check box if you plan to attend the May 8, 2007 Annual Stockholders Meeting.		è		☐

The proxy will be voted as directed by the undersigned shareholder. Unless contrary direction is given, this proxy will be voted FOR the election of the nominees listed in Proposal 1, and in accordance with the determination of a majority of the Board of Directors as to any other matters. The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Corporation either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

Please be sure to sign and date this Proxy in the box below.		Date	The undersigned shareholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement.

Shareholder sign above Co-holder (if any) sign above

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é    Detach above card, sign, date and mail in postage paid envelope provided.    é

AUBURN NATIONAL BANCORPORATION, INC.

Please date and sign exactly as your name(s) appear(s) hereon. Each executor, administrator, trustee, guardian, attorney-in-fact, and any other fiduciary should sign and indicate his or her full title. When stock has been issued in the name of two or more persons, all should sign.

If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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